UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2017

MICROPHASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-55382	06-0710848
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Trap Falls Road Extension, Suite 400, Shelton, CT	06484
(Address of principal executive offices)	(Zip Code)

(203) 866-8000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Officer and Director

Effective February 11, 2017, Mr. Michael Ghadaksaz resigned from his position as a member of the Board of Directors (the “Board”) of Microphase Corporation (the “Company” or “Microphase”) and from his position as Chief Executive Officer, Chief Technology Officer, Chairman of the Board and any and all other positions of the Company and/or any of its subsidiaries, to which he may have been appointed at any time, regardless of whether he served in such capacity. The Board accepted such resignation on February 12, 2017. Mr. Ghadaksaz’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Officer and Director

On February 16, 2017, the Board approved the appointment of Necdet Ergul, the Company’s former Chief Executive Officer and Chairman, and who is currently the Company’s President and Chief Technical Advisor, to act as Interim Chief Executive Officer effective immediately.

Below is a description of Mr. Ergul’s professional work experience.

Mr. Ergul founded Microphase in 1955 and has been its chief executive officer and a director from inception until his resignation from such positions effective December 1, 2016. Mr. Ergul is currently the Company’s President and Chief Technical Advisor, playing an active role in the Company’s engineering design efforts and related research and development.

Mr. Ergul holds a Master’s Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York and an undergraduate degree from Roberts College in Istanbul, Turkey.

Family Relationships

Mr. Ergul is the father-in-law of our Chief Administrative Officer, Jeffrey Peterson.

Related Party Transactions

Except as have been disclosed in the Company’s periodic reports and other filings with the Securities and Exchange Commission, here have been no transactions and are no currently proposed transactions in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which Mr. Ergul had or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROPHASE CORPORATION

Date: February 16, 2017	By:	/s/ Necdet Ergul
Necdet Ergul Interim Chief Executive Officer